Exhibit 4.11

             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

                                NEW SUB II, INC.

                                       and

                            FIRST UNION NATIONAL BANK
             (formerly FIRST UNION NATIONAL BANK OF NORTH CAROLINA),
                                   as Trustee



                          THIRD SUPPLEMENTAL INDENTURE

                          DATED AS OF FEBRUARY 10, 2000

                                       TO

                                    INDENTURE

                           DATED AS OF JANUARY 1,1996


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                  THIRD SUPPLEMENTAL  INDENTURE (the "Supplemental  Indenture"),
dated as of February 10, 2000, among PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a North Carolina corporation (the "Company"), NEW SUB II, INC., a South Carolina corporation ("New Sub II"), and FIRST UNION NATIONAL BANK (formerly FIRST UNION NATIONAL BANK OF NORTH CAROLINA), as trustee under the Indenture referred to below (the "Trustee").


                                   WITNESSETH:



                  WHEREAS, the Company and the Trustee have heretofore executed an Indenture dated as of January 1, 1996, as supplemented by the First Supplemental Indenture, dated as of January 1, 1996, as further supplemented by the Second Supplemental Indenture, dated as of December 15, 1996 (as so supplemented, the "Indenture"), to provide for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness ("Securities"), the form and terms of which are to be established as set forth in the Indenture;

                  WHEREAS, Section 8.1 of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Holders for, among other things, the purpose of evidencing the succession of another Person to the Company and the assumption by such successor of all of the covenants of the Company under the Indenture and the Securities; and

                  WHEREAS, the Company, SCANA Corporation, a South Carolina corporation, New Sub I, Inc., a South Carolina corporation, and New Sub II have entered into an Agreement and Plan of Merger, dated as of February 16, 1999, as amended and restated as of May 10, 1999 (the "Merger Agreement"), pursuant to which, at the Effective Time of the Second Merger (as defined in the Merger Agreement), the Company will be merged with and into New Sub II, with New Sub II being the surviving corporation (the "Merger"); and

                  WHEREAS, upon consummation of the Second Merger, New Sub II will assume certain obligations and liabilities of the Company, including all obligations of the Company under the Securities and the Indenture, and the Company will be released therefrom;

                  NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the persons acquiring the same, it is mutually covenanted and agreed, as follows:

                  SECTION 1. New Sub II hereby expressly assumes, as fully and effectually as if it had been an original party to the Indenture, all of the obligations of the Company under the Securities and the Indenture, including the obligation to make due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Securities of each series according to their tenor, any coupons appertaining thereto and the Indenture, and the due and punctual


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     performance of all the obligations to be performed by the Company under the
Securities and the Indenture.

                  SECTION 2. New Sub II hereby succeeds, is substituted for, and shall possess and from time to time may exercise each and every power of, the Company under the Indenture with the same effect as if New Sub II had been an original party to the Indenture.

                  SECTION 3. After the execution and delivery of this Supplemental Indenture, New Sub II may execute and deliver Securities under the Indenture, and any act or proceeding required by the Indenture to be done or performed by any board or officer of the Company may be done or performed with like force and effect by the comparable board or officer of New Sub II.

                  SECTION 4. The Trustee accepts this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented; and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and by New Sub II, or for or with respect to the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof.

                  SECTION 5. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

                  SECTION 6. This Supplemental Indenture shall become effective at, and simultaneously with, the Effective Time of the Second Merger.

                   SECTION 7. THIS SUPPLEMENTAL INDENTURE, THE SECURTIES AND ANY COUPONS APPERTAINING THERETO SHALL, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SUCH SECTION 5-l401).

                  SECTION 8. This Supplemental Indenture may be executed in any number of counterparts, and on separate counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  SECTION 9. Capitalized terms used and not otherwise defined herein are defined as set forth in the Indenture.

                                                        -2-


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Supplemental Indenture to be duly executed as of the date first above written.

                                PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                INCORPORATED

[Seal]
                                By:               s/Jack G. Mason
                                   Name:       Jack G. Mason
                                   Title:      Vice President - Finance




By     s/J. Paul Douglas
        J. Paul Douglas
             Corporate Counsel & Secretary

                                           NEW SUB II, INC

[Seal]
                                           By:       s/Kevin B. Marsh
                                              Name:   Kevin B. Marsh
                                              Title: Chief Financial Officer

Attest:

By:              s/H. Thomas Arthur
     Name:  H. Thomas Arthur
     Title:    Assistant Secretary

                                          FIRST UNION NATIONAL BANK, TRUSTEE
[Seal)

                                          By:       s/Terry W. Baler
                                             Name:  Terry W. Baker
                                             Title: Vice President

Attest:

By:             s/Shawn K. Bednasek
     Name: Shawn K. Bednasek
     Title:   Vice President